Exhibit 4.1

Distribution Reinvestment Plan

This Distribution Reinvestment Plan (the “Plan”) has been adopted by Stirling Hotels & Resorts, Inc. (the “Company”). Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in its Articles of Amendment and Restatement (as amended, restated or otherwise modified from time to time, the “Charter”).

1. Distribution Reinvestment. As agent for the stockholders (the “Stockholders”) of the Company who elect to participate in the Plan or who are automatically enrolled pursuant to the terms of a subscription for shares of the Company’s common stock (the “Shares”), the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each participating Stockholder (the “Participants”) and attributable to the class of Shares purchased by such Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such Participant.

2. Effective Date. The effective date of this Plan shall be the date that the Company commences any Offering as defined in the Charter.

3. Procedure for Participation. Any Stockholder may elect to become a Participant by completing and executing a subscription agreement for Shares (which may provide for automatic enrollment unless such Stockholder opts out), an enrollment form or any appropriate authorization form as may be available from the Company, the Company’s transfer agent, any dealer manager for an Offering or any soliciting dealer participating in the distribution of Shares for an Offering. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Distributions are paid by the Company.

4. Suitability. Each Participant agrees that if such Participant fails to meet the then-current suitability requirements for making an investment in the Company or cannot make the other representations or warranties as set forth in the Company’s most recent applicable memorandum or subscription agreement, enrollment form or other authorization form, such Participant will promptly so notify the Company in writing.

5. Purchase of Shares. Participants will acquire Shares from the Company under the Plan at a price equal to the most recently disclosed transaction price per Share applicable to the class of Shares purchased by the Participant on the record date of the Distribution. No upfront selling commissions or dealer manager fees will be payable with respect to Shares purchased pursuant to the Plan, but Class T, Class S and Class D Shares will be subject to ongoing distribution fees, if any. Participants in the Plan may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares and such Participant’s participation in the Plan will be terminated to the extent that a reinvestment of such Participant’s Distributions in Shares would cause the percentage ownership or other limitations contained in the Charter to be violated. Shares to be distributed by the Company in connection with the Plan will be supplied from Shares which may or may not be registered with the Securities and Exchange Commission (the “SEC”). Shares that are not registered with the SEC will be subject to transfer restrictions and cannot be sold unless they are subsequently registered under the Securities Act or an exemption from registration is available.

6. Distributions Excluded from Plan. Notwithstanding anything herein to the contrary, the Company’s board of directors, in its sole discretion, may elect to designate certain Distributions as ineligible for reinvestment through the Plan, without notice to Participants, without suspending this Plan and without affecting the future operation of the Plan with respect to Participants. If a Distribution is designated as ineligible for reinvestment through the Plan, the Participant will receive such Distribution in cash at the address on file with the Company.

7. Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE APPLICABLE MEMORANDUM OR, IN THE CASE OF A PUBLIC OFFERING, IN PUBLIC FILINGS MADE BY THE COMPANY WITH THE SEC.

8. Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding Shares.

9. Reports. On a quarterly basis, the Company shall provide each Participant a statement of account describing, as to such Participant: (i) the Distributions reinvested during the quarter; (ii) the number and class of Shares purchased pursuant to the Plan during the quarter; (iii) the per share purchase price for such Shares; and (iv) the total number of Shares purchased on behalf of the Participant under the Plan. On an annual basis, tax information with respect to income earned on Shares under the Plan for the calendar year will be provided to each applicable participant.

10. Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering 10 business days’ prior written notice to the Company. This notice must be received by the Company 10 business days prior to a Distribution payment date in order for a Participant’s termination to be effective for such Distribution payment date. Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant requests that the Company repurchase all or any portion of the Participant’s Shares, the Participant’s participation in the Plan with respect to the Participant’s Shares for which repurchase was requested but that were not repurchased will be terminated. If a Participant terminates Plan participation, the Company may, at its option, ensure that the terminating Participant’s account will reflect the whole number of Shares in such Participant’s account and provide a check for the cash value of any fractional Share in such account. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Stockholder in cash.

11. Amendment, Suspension or Termination by the Company. The Board of Directors may by majority vote amend any aspect of the Plan; provided that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 business days prior to the effective date of that amendment. The Board of Directors may by majority vote suspend or terminate the Plan for any reason upon 10 business days’ written notice to the Participants. Any notice required by this Section 11 may be satisfied by the Company disclosing to stockholders in a supplement to the memorandum (or post-effective amendment if required by the Securities Act) or current or periodic report filed by the Company with the SEC if the Company has a class of Shares registered under the Exchange Act.

12. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account.